Exhibit 10.1

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT (the “Second Amendment”) to the Asset Purchase Agreement by and between CELSION CORPORATION and BOSTON SCIENTIFIC CORPORATION dated April 17, 2007, as amended by the First Amendment to Asset Purchase Agreement dated June 5, 2008 (as amended, the “Existing Agreement”), is executed as of the 1st day of June, 2009.

The parties, for good and valuable consideration, intending to be legally bound, hereby agree as follows:

1.           The definition of “Third Payment” is amended to mean the relevant amount set forth on Exhibit A attached hereto.

2.           Section 2.08 of the Existing Agreement is deleted in its entirety and replaced with the following:

SECTION 2.08 Third Payment. On or prior to June 1, 2009:

(a)
the Purchaser shall deliver to the Seller the Third Payment less the amount of the sum of (i) the Purchaser Amounts and (ii) any amounts that are the subject of Third Party Infringement Claims of the type described in the definition of Purchaser Amounts but which have not become Losses of the Purchaser (“Conditional Amounts”) prior to the date of the second anniversary of the Closing Date, by wire transfer in immediately available funds to an account designated by the Purchaser (see Exhibit B attached hereto); provided that the aggregate amounts deducted from the Third Payment under this Section 2.08(a) shall not exceed $10,000,000; and

(b)	the Seller shall deliver to the Purchaser a receipt for the Third Payment.

3.	Except for the provisions of this Second Amendment, the Existing Agreement shall remain in full force and effect.

4.
Upon receipt by the Seller of the Third Payment, the Purchaser shall have paid to the Seller all of the Purchase Price in full and satisfied all of its obligations with respect to payment of the Purchase Price.

5.
This Second Amendment shall automatically terminate and be of no further legal force or effect if Celsion Corporation has not received confirmation of receipt of the wire transfer by Boston Scientific Corporation by 5:00 p.m. on June 3, 2009.

6.
This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Celsion Corporation and Boston Scientific Corporation unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit, or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

7.
This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Second Amendment as of the date first written above.

BOSTON SCIENTIFIC CORPORATION

By: /s/ Jim Gilbert
Name (print):Jim Gilbert
Title: Executive Vice President, Strategy and Business Development

CELSION CORPORATION

By: /s/Sean Moran
Sean Moran, Chief Financial Officer